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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.             )

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Uniti Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas 72211
Telephone: (501) 850-0820

 www.uniti.com

2017 PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING

THURSDAY, MAY 11, 2017	8:00 A.M. (EASTERN)

www.virtualshareholdermeeting.com/UNIT2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Uniti Group Inc., a Maryland corporation (the "Company"), will be held on Thursday, May 11, 2017, at 8:00 a.m., Eastern time. The Annual Meeting will be completely virtual, which means stockholders will be able to attend the Annual Meeting, vote and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/UNIT2017.

Items of Business

                  At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

1.
To elect the six director nominees named in the attached proxy statement to serve until the 2018 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal, resignation or death;

2.
To approve, on an advisory basis, the compensation of the Company's named executive officers;

3.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountant for the year ending December 31, 2017; and

4.
To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

                  Only stockholders of record at the close of business on March 10, 2017, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

                  We are pleased to take advantage of the rules of the U.S. Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet. As a result, beginning on March 30, 2017, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials.

                  To make it easier for you to vote, both Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

                  Your vote is important to us and to our business. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions as soon as possible.

By Order of the Board of Directors,

Daniel L. Heard
Little Rock, Arkansas	Executive Vice President—General Counsel and Secretary
March 30, 2017

Important notice regarding the availability of proxy materials for the 2017 Annual Meeting of Stockholders to be held on May 11, 2017: The Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available electronically at http://investor.uniti.com and www.proxyvote.com.

PROXY SUMMARY

              This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the Annual Meeting and our fiscal year 2016 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We use the terms "Uniti," "the Company," "we," "our" and "us" in this summary to refer to Uniti Group Inc.

Annual Meeting

Date:	May 11, 2017
Time:	8:00 a.m. (Eastern time)
Location:	Via the Internet: www.virtualshareholdermeeting.com/UNIT2017
Record Date:	Holders of our common stock at the close of business on March 10, 2017

Voting Matters

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Election of directors	Majority of Votes Cast for Each Nominee	FOR each nominee	11

2.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	45

3.	Ratification of auditors	Majority of Votes Cast	FOR	47

Corporate Governance Highlights (see page 6)

              Uniti is committed to strong corporate governance practices and policies, which promote both the long-term interests of our stockholders and the accountability of the Board of Directors and management. The following table summarizes certain of our corporate governance practices and policies:

Annual election of directors	Active stockholder engagement
Majority voting and resignation policy for director elections	Policies prohibiting hedging of Company shares
Independent directors regularly meet without management present	Board is 83% independent (CEO is only management director)
Board regularly assesses its performance through board and committee self-evaluations	No poison pill
Independent Chairman	Robust stock ownership guidelines

Director Nominees (see page 11)

              The following table contains information about the six candidates who have been nominated for election to the Board of Directors of Uniti. Each nominee is currently a director of Uniti.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Financial Expert	Audit	Compensation	Governance

Jennifer S. Banner	57	2015	CEO of Schaad Companies, LLC

Scott G. Bruce	55	2016	Managing Director of Associated Partners, LP			—	—

Francis X. ("Skip") Frantz	63	2015	Chairman of the Board of Uniti	—	—

Andrew Frey	41	2016	Partner of Searchlight Capital Partners, L.P.			—	—

Kenneth A. Gunderman	46	2015	President and CEO of Uniti	—	—	—	—

David L. Solomon	57	2015	Founder and Managing Director of Meritage Funds

 Member      Chairperson      Financial Expert

2016 Executive Compensation (see page 19)

              Compensation decisions regarding executive compensation are made by the Compensation Committee. The Compensation Committee believes that a sensibly-structured, incentive-aligning compensation program is critical to the creation of long-term stockholder value. The following table summarizes certain highlights of our compensation practices:

What We Do:	What We Don't Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines	Do NOT provide guaranteed bonuses
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a clawback policy	Do NOT permit unapproved pledging of our common stock
Prohibit hedging of Company shares and option trading	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes

Relationships and Certain Related Transactions	49
Our Relationship with Windstream	49
Procedures for Approval of Related Party Transactions	50
Section 16(a) Beneficial Ownership Reporting Compliance	50
Annual Report/Householding	50
Other Matters	51
Appendix A Reconciliation of Stand Alone REIT Normalized AFFO

10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas 72211
Telephone: (501) 850-0820
 www.uniti.com

PROXY STATEMENT

              This proxy statement (this "Proxy Statement") is being furnished to stockholders beginning on March 30, 2017 in connection with the solicitation of proxies by the Board of Directors of Uniti Group Inc. ("Uniti," "the Company," "we," "our" and "us") to be used at its 2017 annual meeting of stockholders (the "Annual Meeting") to be held on May 11, 2017 at 8:00 a.m. (Eastern time), and at any postponement or adjournment thereof. The Annual Meeting will be a completely "virtual meeting" of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/UNIT2017 and entering the control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. Because the Annual Meeting is entirely virtual and being webcast live over the Internet, stockholders will not be able to attend the Annual Meeting in person.

              Please read this Proxy Statement carefully and then vote your shares promptly by telephone, by Internet or by signing, dating and returning your proxy card.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Q:
What is included in the proxy materials?

A:
The internet version of the proxy materials includes:

•
This Proxy Statement for the Annual Meeting; and

•
Our 2016 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the "Annual Report").

If you received a printed copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.
Q:
What items of business will be conducted at the Annual Meeting?

A:
The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•
The election of six nominees to serve as directors of the Company until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•
An advisory vote to approve the compensation of the Company's named executive officers ("NEOs") (Proposal No. 2); and

•
The ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accounting firm for the year ending December 31, 2017 (Proposal No. 3).
Q:
How does the Board of Directors recommend that I vote?

A:
The Board of Directors of Uniti recommends you vote:

•
"FOR" the election of each of the six nominees to serve as directors of the Company (Proposal No. 1);

•
"FOR" approval of the resolution regarding compensation of the Company's NEOs (Proposal No. 2); and

•
"FOR" the ratification of the appointment of PwC as our independent public accounting firm for the year ending December 31, 2017 (Proposal No. 3).
Q:
Who is entitled to vote at the Annual Meeting?

A:
Each share of Uniti common stock is entitled to one vote on each proposal presented at the Annual Meeting. Holders of record of our common stock at the close of business on March 10, 2017 (the "Record Date" for the Annual Meeting) are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 155,931,290 shares of common stock of Uniti were outstanding.

Q:
How can I attend the Annual Meeting?

A:
Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UNIT2017. While all Uniti stockholders will be permitted to attend the Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the Record Date, March 10, 2017, may vote and ask questions during the Annual Meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/UNIT2017 and will also need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Broadridge Financial Solutions, Inc. is hosting the Annual Meeting and, on the date of the Annual Meeting, will be available via telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting virtually via the Internet.
Q:
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:
Stockholder of record.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered the stockholder of record with respect to those shares, and we sent a Notice of Internet Availability of Proxy Materials or a printed set of the proxy materials, together with a proxy card, directly to you.

Beneficial owner of shares held in street name.

If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in "street name," and a Notice of Internet Availability of Proxy Materials or a printed set of the proxy materials, together with a voting instruction form, was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions in the Notice of Internet Availability of Proxy Materials or on the voting instruction form you received.
Q:
How can I vote my shares?

A:
The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a "record holder" (that is, in your own name) or in "street name" (that is, through a nominee, such as a broker or bank). As explained above, if you hold shares in "street name," you are considered to be the "beneficial owner" of those shares.

Voting by record holders.    If you are a record holder, you may vote by proxy prior to the Annual Meeting or you may vote during the Annual Meeting by joining the live webcast and following the instructions at www.virtualshareholdermeeting.com/UNIT2017. If you are a record holder and would like to vote your shares by proxy prior to the Annual Meeting, you have three ways to vote:

go to the website www.proxyvote.com and follow the instructions at that website;
call 1-800-690-6903 and follow the instructions provided on the call; or
if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet proxy voting will close at 11:59 p.m. Eastern time on May 10, 2017. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Meeting.

Voting by beneficial owners of shares held in "street name."    If your shares are held in the name of a broker, bank, or other nominee (that is, your shares are held in "street name"), you should receive separate instructions from your broker, bank or other nominee describing how to vote.
Q:
What constitutes a quorum?

A:
The presence at the Annual Meeting, virtually or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker "non-votes" will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.
Q:
How many votes are needed to approve each proposal?

A:
The stockholder vote required to approve each proposal is set forth below:

Proposals		Required Approval

1.	Election of directors	Majority of votes cast for each nominee

2.	Advisory vote to approve executive compensation	Majority of votes cast

3.	Ratification of auditors	Majority of votes cast

Director Resignation Policy.    In accordance with our bylaws with respect to an uncontested election of directors, a director nominee must receive more votes cast "for" than "against" his or her election in order to be elected to the Board. Pursuant to our bylaws and Corporate Governance Guidelines, each director promptly following his or her failure to receive a majority of votes cast for his or her election is required to tender a contingent, irrevocable resignation. If this occurs, the Governance Committee will consider such resignation and make a recommendation to the Board regarding whether to accept or reject such resignation. The Board will act on the Governance Committee's recommendation within 90 days of the date the election results are certified and publicly disclose its decision.

Advisory Vote on Executive Compensation.    As noted above, approval of the compensation of our NEOs (Proposal No. 2) requires the affirmative vote of a majority of votes cast. This proposal, however, is merely advisory and is not binding on the Company, the Board or its Compensation Committee. Despite the fact it is non-binding, the Board and the Compensation Committee will take the proposal's voting results under advisement when making future decisions regarding the Company's executive compensation program.
Q:
How are proxies voted?

A:
All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.
Q:
What happens if I do not give specific voting instructions?

A:
Stockholders of record.

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name.

If you are a beneficial owner of shares held in street name and do not join and vote at the Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a "broker non-vote."

Q:
Which ballot measures are considered "routine" or "non-routine"?

A:
The ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 3) is considered a routine matter under applicable rules, and no broker non-votes are expected in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the approval of the compensation of our NEOs (Proposal No. 2) are considered non-routine matters under applicable rules, and therefore broker non-votes may exist in connection with these proposals.
Q:
How are abstentions and broker non-votes counted?

A:
Abstentions and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast for voting purposes. Abstentions and broker non-votes will have no effect on any of the proposals to be presented at the Annual Meeting.
Q:
Can I change my vote after I have voted?

A:
Yes. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. After you submit your proxy, you may change your vote via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to Uniti's Secretary prior to the Annual Meeting at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.
Q:
What does it mean if I receive more than one proxy card or voting instruction form?

A:
If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner must sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.
Q:
Where can I find the voting results of the Annual Meeting?

A:
Uniti will announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") within four business days after the Annual Meeting.

BOARD AND BOARD COMMITTEE MATTERS

              Our governing documents provide that our Board of Directors must consist of not less than two nor more than nine directors. The number of directors who serve on the Board is currently set at six and may be fixed from time to time by the Board in the manner provided in the Company's bylaws. The current members of our Board are: Jennifer S. Banner, Scott G. Bruce, Francis X. ("Skip") Frantz (Chairman), Andrew Frey, Kenneth A. Gunderman, and David L. Solomon. Biographical information regarding each of the current directors is available below under "Proposal No. 1—Election of Directors."

Director Independence

              Our Board has affirmatively determined that Ms. Banner and Messrs. Bruce, Frantz, Frey and Solomon qualify as independent directors under applicable NASDAQ listing standards and SEC rules. In making this determination, the Board reviewed each of the nominee's relationships, if any, with Uniti and determined that there are no relationships that would impair any nominee's ability to exercise independent judgment in carrying out his or her responsibilities as a director.

Meetings of the Board of Directors

              During 2016, the Board met eleven times and acted by unanimous written consent four times. All of the directors attended all of the meetings of the Board and Board committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders, and all of the directors then serving on the Board joined the 2016 annual meeting of stockholders.

Committees of the Board of Directors

              The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee has a written charter that is available on our website at www.uniti.com under the "About Us—Corporate Governance" tab and is comprised entirely of directors whom the Board has determined are independent under applicable NASDAQ listing standards and SEC rules. A brief description of the function of each committee is set forth below. Members of each committee, as of March 30, 2017, are as follows:

Committee Memberships

Board Member	Audit	Compensation	Governance

Jennifer S. Banner
Scott G. Bruce		—	—
Francis X. ("Skip") Frantz	—
Andrew Frey		—	—
Kenneth A. Gunderman	—	—	—
David L. Solomon

Number Of Meetings Held In Fiscal 2016	5	4	4

Member         Chairperson

Audit Committee

              Our Audit Committee consists of Ms. Banner, as Chair, and Messrs. Bruce, Frey and Solomon. Our Board has determined that each member of the Audit Committee is an "audit committee financial expert," as defined by the rules of the SEC. The primary duties of the Audit Committee include, among other things: (i) overseeing both the external and internal audit processes; (ii) establishing procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters; (iii) overseeing and interacting with our independent auditors regarding the auditor's engagement and/or dismissal, duties, compensation, qualifications and performance; (iv) reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices; (v) reviewing and discussing our financial statements with our independent auditors and management; (vi) monitoring the ongoing review of the Company's systems of disclosure controls and procedures; and (vii) reviewing and approving (or disapproving) related party transactions.

Compensation Committee

              Our Compensation Committee consists of Mr. Solomon, as Chair, Ms. Banner and Mr. Frantz. The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans and awards for Uniti's directors and executive officers. For more information regarding the Compensation Committee, see "Compensation Discussion & Analysis" below in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

              No member of the Compensation Committee serving during 2016 had any relationship requiring disclosure under the section titled "Relationships and Certain Related Transactions" in this Proxy Statement. During 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors.

Governance Committee

              Our Governance Committee consists of Mr. Frantz, as Chair, Ms. Banner and Mr. Solomon. The Governance Committee's primary duties include, among other things: (i) establishing and reviewing the criteria for the skills and characteristics required of Board members; (ii) identifying individuals qualified to become directors consistent with the Governance Committee's membership criteria; (iii) recommending director nominees to the Board for election at each annual meeting of stockholders and to fill vacancies; (iv) reviewing the Company's Corporate Governance Guidelines; (v) assisting the Chairman of the Board with an annual evaluation of the Board and its committees; and (vi) annually, in consultation with the Chairman of the Board and our Chief Executive Officer, reviewing management succession plans.

              The Governance Committee identifies potential Board candidates through various methods, including recommendations from directors, management and stockholders, and has the sole authority to retain, compensate and terminate search firms to be used to identify director candidates. The Governance Committee periodically reviews, in consultation with our President and Chief Executive Officer, the appropriate skills and characteristics required of Board members in the context of the composition and needs of the Board from time to time. In reviewing potential candidates, the Governance Committee considers applicable Board and Board committee independence requirements imposed by Uniti's Corporate Governance Guidelines, NASDAQ listing standards and applicable law. The Governance Committee actively seeks candidates with an inquisitive and objective perspective, practical wisdom and mature judgment, who possess high personal and professional ethics, character, integrity and values and who will be committed to representing the long-term interests of the Corporation's stockholders. Among the various criteria for selection as a Board member are the level of a potential candidate's relevant career experience, training and experience at the policy-making level in business, leadership and communication skills, and willingness to devote sufficient time and effort to Board duties. The Governance Committee also seeks candidates who demonstrate a willingness to evaluate management's performance objectively and who have no activities or interests that could conflict with their responsibilities to Uniti.

              The Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Governance Committee considers diversity in its selection of nominees and seeks to have a board that reflects a diverse range of views, backgrounds and experience.

              The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee at the address provided below in the section of this Proxy Statement titled "Stockholder Communications with the Board of Directors" and received by the Company's Secretary no later than 120 calendar days prior to the first anniversary of the mailing date of the proxy statement for the preceding year's annual meeting. The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Governance Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Board Leadership Structure

              The roles of the Chairman of the Board of Directors and Chief Executive Officer are performed by separate individuals. The Board of Directors believes this leadership structure improves the ability of the Board of Directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of Uniti. Having an independent Chairman also strengthens Uniti's corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.

Executive Sessions

              Uniti's Corporate Governance Guidelines specify that the independent directors of the Board of Directors must meet at regularly scheduled executive sessions without management and that the Chairman of the Board of Directors shall preside at executive sessions of independent directors. During 2016, executive sessions of the independent directors generally occurred at the end of each regular meeting of the Board.

Risk Oversight

              The Board maintains an active role, including at the committee level, in overseeing management of the Company's various risk exposures. While the Board is ultimately responsible for overall risk oversight at our Company, certain of the Board's committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee oversees the Company's enterprise risk management and periodically reviews with management and the Company's auditors major financial and auditing risks. The Compensation Committee oversees risks relating to the design and implementation of the Company's compensation policies and procedures.

              The Board's discharge of its risk oversight role has not specifically affected its leadership structure discussed above. Rather, in establishing the current leadership structure, risk oversight was one factor among many considered. The Board will regularly review its leadership structure and evaluate whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight role, it may make any change it deems appropriate.

Code of Business Conduct and Ethics & Whistleblower Policy

              Our Code of Business Conduct and Ethics & Whistleblower Policy confirms our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics and seeks to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and Uniti on the other hand. The Code of Business Conduct and Ethics & Whistleblower Policy applies to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics & Whistleblower Policy be followed by all of our directors, officers, employees and subsidiaries. This is communicated to each new officer, director and employee. Any waiver of our Code of Business Conduct and Ethics & Whistleblower Policy with respect to our executive officers and directors may only be authorized by our Board of Directors. Our Code of Business Conduct and Ethics & Whistleblower Policy is available on our website, www.uniti.com, under the "About Us—Corporate Governance" tab.

Director Compensation

              The current non-employee director compensation program consists of: (i) an annual cash retainer of $75,000; (ii) a one-time restricted stock grant of $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of $100,000 subject to one-year vesting; (iv) an additional annual cash retainer of $75,000 for the Chair of the Board of Directors; (v) annual restricted stock grants of $20,000, $15,000 and $10,000 for the Chairs of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of $10,000, $7,500 and $5,000 for non-chair members of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting. The number of time-based restricted shares granted to the non-employee directors during 2016 were based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date.

              The following table shows the compensation paid to our non-employee directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Jennifer S. Banner	75,000	144,787	—	219,787
Scott G. Bruce	38,219 (1)	173,107	—	211,326
Francis X. ("Skip") Frantz	150,000	139,320	—	289,320
Andrew Frey	29,795 (1)	149,060	—	178,855
David L. Solomon	75,000	142,054	—	217,054

(1)
Represents the non-employee director's pro rata amount of the applicable annual retainer fee based upon his date of appointment.

(2)
All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing per share price of the Company's common stock on the date of grant of the restricted stock, computed in accordance with FASB ASC Topic 718. At December 31, 2016, non-employee directors held the following number of unvested shares of restricted stock: Ms. Banner, 10,391; Mr. Bruce, 6,119; Mr. Frantz, 18,231; Mr. Frey, 4,884; and Mr. Solomon, 10,246.

PROPOSAL NO. 1

Election of Directors

              There are currently six directors serving on the Board, all of whose terms expire at the Annual Meeting. Upon the recommendation of our Governance Committee, the Board has nominated all current Board members to stand for election at the Annual Meeting. In accordance with the Company's bylaws and Maryland law, each nominee elected will serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified or until the earliest of their removal, resignation or death.

              Each of the current Board members, except Messrs. Bruce and Frey, were elected at the 2016 annual meeting of stockholders. Mr. Bruce was appointed to the Board on June 29, 2016, in accordance with the terms of the Agreement and Plan of Merger, dated January 7, 2016, related to the acquisition of PEG Bandwidth, LLC, which required the Board to appoint a director to the Board designated by certain former equityholders of PEG Bandwidth, LLC. Mr. Frey was appointed to the Board on August 9, 2016, pursuant to the terms of the letter agreement, dated June 15, 2016, between the Company and Searchlight II CLS, L.P., an affiliate of Searchlight Capital Partners, L.P. ("Searchlight"), entered into to facilitate Searchlight's acquisition of 10 million shares of our common stock disposed of by Windstream Holdings, Inc. ("Windstream"). The letter agreement required the Board to increase the size of the Board and appoint a director designated by Searchlight to fill the resulting vacancy. The letter agreement also entitles Searchlight to annually designate a director candidate for election to the Board, provided that Searchlight maintains ownership of at least 5% of our common stock through June 15, 2019 and 8% thereafter.

              Except as set forth above, there is no arrangement or understanding between any of the six nominees and any other person, including officers, pursuant to which the director was nominated for election to the Board.

              Holders of proxies solicited by this Proxy Statement will vote the proxies they receive as directed on the proxy card, or, if no direction is made, for the election of the Board's six nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

              Set forth below is biographical information for each nominee, including age, a brief listing of principal occupations for at least the past five years, other major affiliations, and the specific experience, qualifications, attributes and skills that qualify each candidate to serve on the Board.

              Jennifer S. Banner, age 57, was appointed to the Board on June 1, 2015. Ms. Banner has served as Chief Executive Officer of Schaad Companies, LLC since 2008. Schaad Companies is a 105-year-old privately held real estate holding company with businesses in residential and commercial construction, development, property management and leasing, real estate brokerage and land investments. In addition, Ms. Banner has served as Chief Executive Officer and Manager of the Schaad Family Office, LLC since 2012 and as President and Chief Executive Officer of SchaadSource, LLC (a shared services company) since 2006. Previously, she spent 22 years in public accounting, practicing in the tax area with Ernst & Whinney (now Ernst & Young LLP) in Florida and Pershing Yoakley & Associates in Tennessee. Ms. Banner has been a director of BB&T Corporation since 2003 (presently serving as lead director and as a member of the executive and risk committees) and Branch Banking and Trust Company since 2013 and is a past director of Federal Reserve Bank of Atlanta (Nashville Branch) and First Virginia Banks, Inc. and First Vantage Bank. Ms. Banner maintains an active license as a Certified Public Accountant in the State of Tennessee, and she holds a Master of Accountancy and Bachelor of Science in Business Administration from the University of Tennessee.

              Ms. Banner's accounting expertise as a Certified Public Accountant, her management experience as Chief Executive Officer of a diversified real estate holding company and her experience in public company board service in the financial services industry qualify her to serve on our Board of Directors and to serve as Chair of the Audit Committee. As a result of this expertise and experience, Ms. Banner is uniquely qualified to advise not only on general accounting and financial matters but on various technical accounting, corporate governance, risk management and real estate matters that the Board of Directors may address from time to time.

              Scott G. Bruce, age 55, was appointed to the Board on June 29, 2016. Mr. Bruce has served as Managing Director of Associated Partners, LP, a private investment partnership focusing on creating, operating and investing in wireless communications companies, since its inception in 2007. In addition, Mr. Bruce has served as Managing Director and General Counsel of Liberty Associated Partners, LP, a predecessor investment vehicle, since 2000. He is also the Chief Executive Officer and a Director of AP WIP Investments, LLC and AP Tower Investments, LLC, both wireless infrastructure holding companies. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly traded predecessor company to Associated Group, from 1992 to 1994, when the company sold its cellular telephone businesses to SBC/AT&T. Prior to joining Associated, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce's responsibilities at Associated, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law.

              Mr. Bruce's operational, management and investment expertise gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries qualifies him to serve on our Board. The Board believes that Mr. Bruce has a valuable understanding of, and is equipped to assist the Board in navigating, the challenges of the segment of the communications industry in which Uniti competes.

              Francis X. ("Skip") Frantz, age 63, has served as Chairman of the Board of Directors since our spin-off from Windstream. He previously served as a director of Windstream from 2006 until the spin-off, serving as Chairman of its Audit Committee at the time of his resignation from the Windstream board of directors. From July 2006 to February 2010, he served as Chairman of the Windstream board. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little Rock, Arkansas from February 2007 until May 2014 and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President–External Affairs, General Counsel and Secretary of Alltel Corporation ("Alltel"). Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel's merger and acquisition negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services and corporate governance, in addition to serving as Alltel's chief legal officer.

              Mr. Frantz's qualifications for election to the Board and to serve as Chair of the Governance Committee include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz's over-15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Uniti's target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as senior executive of Alltel, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecommunications industry.

              Andrew Frey, age 41, was appointed to the Board on August 9, 2016. Mr. Frey is a Partner at Searchlight Capital Partners, a global private equity firm. Prior to joining Searchlight in 2011, Mr. Frey was a Managing Principal at Quadrangle Group where he primarily focused on telecommunications and technology investments. Mr. Frey serves on the boards of Hemisphere Media Group, Inc., Liberty Cablevision Puerto Rico and Harbortouch Payments LLC. Mr. Frey received a B.S. in Finance and B.A.S. in Systems Engineering from the University of Pennsylvania.

              Mr. Frey's qualifications for election to the Board include his financial and investment experience, particularly his investment experience in other telecommunications and technology companies. Through this experience, and his service on the boards of other companies (including one public company), Mr. Frey brings to the Board a significant amount of experience in making and managing investments in the telecommunications industry.

              Kenneth A. Gunderman, age 46, was appointed to the Board of Directors and has served as President and Chief Executive Officer since March 2, 2015. Mr. Gunderman has 17 years of investment banking experience in the telecommunications industry. Prior to his appointment as President and Chief Executive Officer of Uniti, he served as the co-head of investment banking at Stephens Inc., where he was responsible for the strategic direction of the investment banking department and advised on many of the firm's notable investment banking transactions. Mr. Gunderman currently serves on the board of America's Car-Mart, Inc. Prior to joining Stephens Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked as a Certified Public Accountant at KPMG and holds an MBA from Yale and a Bachelor of Arts from Hendrix College.

              The Board believes it is important that Uniti's Chief Executive Officer serve on the Board of Directors, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman's qualifications for service on our Board of Directors include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of Uniti.

              David L. Solomon, age 57, was appointed to the Board on June 1, 2015. Mr. Solomon is a founder and Managing Director of Meritage Funds, a Denver-based manager of private investment funds. Previously, he served as Chief Executive Officer and Executive Chairman of NuVox Communications, Inc. until it was acquired by Windstream in 2010. A Certified Public Accountant (inactive status) with a strong operational and financial background, Mr. Solomon served as Executive Vice President and Chief Financial Officer at Brooks Fiber Properties ("Brooks") immediately following its formation in 1993 until its sale to MCI/WorldCom in 1998. As Chief Financial Officer at Brooks, Mr. Solomon led numerous private and public debt and equity transactions, including Brooks' initial public offering. Mr. Solomon worked in the audit practice of KPMG from 1981 until he joined Brooks. When Mr. Solomon departed KPMG, he was a Partner in the audit practice. In connection with Mr. Solomon's responsibilities at Meritage Funds, he currently serves as a board member of several private companies. Mr. Solomon is a member of the American Institute and Tennessee Society of CPAs and serves on the board of trustees for his alma mater, Lipscomb University in Nashville, Tennessee.

              Mr. Solomon's financial, accounting and management expertise gained through his long tenure as a senior executive in the telecommunications industry qualifies him to serve on our Board of Directors and to serve as Chair of the Compensation Committee. As a result of his extensive management experience, Mr. Solomon has a deep understanding of corporate planning, risk management, executive compensation and capital markets, which is an invaluable asset to our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 10, 2017, by:

  •
  our directors (all of whom are director nominees);

  •
  our current executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

              The percentages in the tables below are based on 155,931,290 shares of common stock outstanding as of March 10, 2017.

              The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of our common stock they beneficially own, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Uniti Group Inc., 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock Beneficially Owned

Jennifer S. Banner	19,130	*
Scott G. Bruce	10,292	*
Francis X. ("Skip") Frantz	168,152 (1)	*
Andrew Frey	9,057 (2)	*
Kenneth A. Gunderman	255,794	*
Daniel L. Heard	36,117	*
Ronald J. Mudry	37,612	*
David L. Solomon	18,837	*
Mark A. Wallace	53,563	*

All current directors and executive officers as a group (nine persons)	608,554	*

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,637,050 (3)	8.10%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	10,779,275 (4)	6.91%
Searchlight II CLS, L.P. c/o Searchlight Capital Partners, L.P. 745 5th Avenue—27th Floor New York, NY 10151	10,009,057 (5)	6.42%
The Bank of New York Mellon Corporation 225 Liberty Street New York, New York 10286	8,470,897 (6)	5.43%

*
Indicates less than 1%.

(1)
Includes 140 shares held in trust for the benefit of Mr. Frantz's spouse and children. Mr. Frantz's spouse is the trustee of the trust. These shares are deemed beneficially owned by Mr. Frantz under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(2)
Mr. Frey holds these shares as a nominee, and for the benefit, of Searchlight II CLS, L.P. ("Searchlight II CLS") and thus disclaims beneficial ownership of such shares. Mr. Frey, a partner of Searchlight Capital Partners, L.P., an affiliate of Searchlight II CLS, serves as a director of the Company as a nominee of Searchlight II CLS. Excludes 10,000,000 shares owned by Searchlight II CLS as Mr. Frey does not have or share voting or dispositive power over such shares.

(3)
Based solely upon the information contained in a Schedule 13G/A filed on February 10, 2017. According to that Schedule 13G/A, The Vanguard Group has sole voting power over 94,887 of the reported shares, shared voting power over 15,304 of the reported shares, sole dispositive power over 12,549,330 of the reported shares, and shared dispositive power over 87,720 of the reported shares.

(4)
Based solely upon the information contained in a Schedule 13G/A filed on January 23, 2017. According to that Schedule 13G/A, Blackrock, Inc. has sole voting power over 10,330,127 of the reported shares, no shared voting power or shared dispositive power with respect to any reported shares, and sole dispositive power over all reported shares.

(5)
Based in part upon the information in a Schedule 13D filed on June 27, 2016. According to that Schedule 13D, Searchlight II CLS and certain of its affiliates have sole voting and dispositive power over 10,000,000 shares. Includes 9,057 shares of restricted stock held by Mr. Frey for the benefit of Searchlight II CLS.

(6)
Based solely upon the information contained in a Schedule 13G filed on February 3, 2017. According to that Schedule 13G, The Bank of New York Mellon Corporation and certain of its affiliates have sole voting power over 7,805,784 of the reported shares, shared voting power over 12,224 of the reported shares, sole dispositive power over 8,405,702 of the reported shares, and shared dispositive power over 65,160 of the reported shares.

AUDIT COMMITTEE REPORT

              The primary purposes of the Audit Committee are to oversee on behalf of the Board: (i) the Company's accounting and financial reporting processes and the integrity of its financial statements; (ii) the audits of the Company's financial statements and the appointment, compensation, qualifications, independence and performance of the Company's independent auditors; (iii) the Company's compliance with legal and regulatory requirements; and (iv) the performance of the Company's internal audit function, if any, internal accounting controls, disclosure controls and procedures and internal control over financial reporting. The Audit Committee also manages the Company's relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

              The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of the Company's financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee's responsibility is to supervise and review these processes.

              In this context, the Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

  2.
  The Audit Committee has discussed with PwC the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB").

  3.
  The Audit Committee has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence and has discussed with PwC its independence.

  4.
  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

              The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

AUDIT COMMITTEE:
Jennifer S. Banner, Chair Scott G. Bruce Andrew Frey David L. Solomon

EXECUTIVE OFFICERS OF THE COMPANY

              Set forth below is biographical information with respect to each current executive officer of the Company. In addition to the executive officers listed below, Mr. Gunderman, who also serves as a director of the Company, is an executive officer of the Company. Biographical information regarding Mr. Gunderman is available above under "Proposal No. 1—Election of Directors."

              Mark A. Wallace, age 59, has served as the Executive Vice President—Chief Financial Officer and Treasurer of Uniti since April 1, 2015. Mr. Wallace previously served as Managing Director of Fortress Investment Group LLC (NYSE: FIG) and affiliates from May 2014 to December 2014, and served as the Chief Financial Officer and Treasurer of New Senior Investment Group (NYSE: SNR), a publicly traded REIT managed by Fortress from October 2014 until December 2014. Mr. Wallace was previously the Senior Vice President, Chief Financial Officer and Treasurer of Westwood Holdings Group, a Dallas-based asset management firm which he joined in November 2012. Mr. Wallace served as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately-held aerospace services company, from September to November 2012, as a financial consultant to a private telecommunication services company from May 2011 to August 2012 and as Chief Financial Officer of Westcore Properties, a private real estate firm, from August to December 2010. Mr. Wallace served as EVP—Chief Financial Officer & Treasurer of HCP, Inc., an S&P 500 healthcare REIT, from March 2004 until March 2009, where his responsibilities included capital markets, SEC reporting, technology, taxes, acquisition evaluation and integration, and financial planning and analysis. He was Chair of the Operating Committee of HCP, and served on both the Executive and Investment Committees. Mr. Wallace's experience includes private and publicly traded NYSE real estate and industrial companies including Titanium Metals Corporation, Tremont Corporation and Valhi, Inc. and 11 years with Arthur Andersen LLP. Mr. Wallace has a bachelor's degree in business administration from Texas Tech University and an MBA from Colorado State University. He is a Certified Public Accountant in Texas.

              Daniel L. Heard, age 42, has served as the Executive Vice President—General Counsel and Secretary of Uniti since April 1, 2015. Most recently he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000, where he represented public companies in corporate, securities and merger and acquisition transactions. His clients comprised a wide range of industries, including telecommunications, information technology and food processing. Mr. Heard has more than 16 years' experience in negotiating, structuring and consummating mergers and acquisitions, public offerings of debt and equity securities and other corporate finance transactions. Mr. Heard graduated from the William H. Bowen School of Law at the University of Arkansas at Little Rock and has a Bachelor of Arts from the University of Central Arkansas. Mr. Heard is responsible for the Company's legal affairs and corporate governance.

              Ronald J. Mudry, age 55, has served as Executive Vice President—Fiber Operations since Uniti's acquisition of Tower Cloud, Inc. on August 31, 2016. Prior to the acquisition, Mr. Mudry served as chief executive officer and president of Tower Cloud, which he founded in 2006. Prior to his time with Tower Cloud, Mr. Mudry founded Progress Telecom (formed in 1998) and before that spent 15 years with GTE Corporation (now Verizon) where he held key management positions in finance, sales and marketing, international operations, treasury, strategic planning, and mergers and acquisitions. Mr. Mudry holds a bachelor's degree in finance from the University of Michigan and an MBA from the University of Tampa.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

              This Compensation Discussion and Analysis describes our current executive compensation program and provides information regarding the compensation paid to our four executive officers (collectively, the "Named Executive Officers" or "NEOs"), who are:

  •
  Kenneth A. Gunderman, President and Chief Executive Officer;
  •
  Mark A. Wallace, Executive Vice President—Chief Financial Officer and Treasurer;
  •
  Daniel L. Heard, Executive Vice President—General Counsel and Secretary; and
  •
  Ronald J. Mudry, Executive Vice President—Fiber Operations.

Compensation Philosophy

              Our current compensation program includes annual base salaries, annual short-term cash incentive opportunities, and long-term equity awards. Our executive compensation program is intended to support the following objectives:

  •
  align pay with performance through the use of variable incentives;
  •
  reinforce key business objectives in support of long-term value creation;
  •
  align management's interests with the long-term interests of our stockholders;
  •
  provide competitive compensation and incentives at or near the 50th percentile of market data provided by our compensation consultant; and
  •
  to not create or encourage unnecessary risk taking.

              To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:	What We Don't Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide any excessive perquisites for executives
Require compliance with stock ownership guidelines	Do NOT provide guaranteed bonuses
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a clawback policy	Do NOT permit unapproved pledging of our common stock
Prohibit hedging of our common stock and option trading	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes

2016 Compensation

How We Structured the 2016 Compensation Program

              Compensation Committee.     Our Compensation Committee is comprised of David L. Solomon, as Chair, Francis X. ("Skip") Frantz and Jennifer S. Banner. Our Board of Directors has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a "non-employee director" for purposes of Section 16 of the Securities Exchange Act of 1934 and an "outside director" as defined in Section 162(m) of the Internal Revenue Code.

              The Compensation Committee oversees and administers our compensation programs, plans and awards for Uniti's directors and executive officers and is primarily responsible for reviewing and approving (or recommending to the Board of Directors for approval) our compensation policies and the compensation paid to our executive officers. The Compensation Committee's responsibilities are set forth in its written charter that is available on our website at www.uniti.com under the "About Us—Corporate Governance" tab.

              With respect to our 2016 compensation program, the Compensation Committee reviewed and approved the compensation opportunities for Messrs. Gunderman, Wallace and Heard with input from its independent compensation consultant, Pearl Meyer & Partners, LLC ("Pearl Meyer"). In approving such compensation, the Compensation Committee focused on a number of metrics to evaluate our performance, in addition to elements of strategic performance, as discussed below. As Mr. Mudry did not join the Company until August 31, 2016, his compensation opportunities were not included in the Compensation Committee's review and approval of our 2016 compensation program.

              Management.     Our CEO provides performance context and recommendations based on the analysis supplied by Pearl Meyer regarding the compensation arrangements for the NEOs, other than himself. While the Compensation Committee values the judgment and input from the CEO, and considers his recommendations, the Compensation Committee ultimately retains sole discretion to approve the compensation packages for each executive officer.

              Independent Consultant.     The Compensation Committee has the authority to retain and terminate any compensation consultant, legal counsel or other adviser as it determines appropriate to assist it in the performance of its responsibilities and to approve such consultant's fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.

              The Compensation Committee engaged Pearl Meyer to assist the Committee in the review and design of our 2016 executive compensation program because of its experience in assisting both telecommunications companies and other REITs in designing competitive, well-balanced compensation programs that align the interests of management and stockholders. Pearl Meyer assisted the Compensation Committee in reviewing the Company's existing short- and long-term compensation programs and structuring awards under such programs, provided data on current compensation "best practices" and trends in the REIT industry, and assisted with a review of the Company's peer group for use in structuring our 2016 executive compensation program. A description of the process and rationale utilized for selecting our 2016 peer group is described below.

              Pearl Meyer reports directly to the Compensation Committee and regularly participates in committee meetings. Prior to engagement, the Compensation Committee reviewed the independence of Pearl Meyer pursuant to the applicable SEC rules and concluded no conflict of interest exists that would preclude Pearl Meyer from serving as an independent advisor to the Compensation Committee.

              Competitive Market Analysis; Formulation of Peer Group.     In designing our 2016 executive compensation program, the Compensation Committee, with the assistance of Pearl Meyer and senior management, gathered and reviewed information about the compensation program and processes of other publicly traded REITs (the "Peer Group"). In selecting the Peer Group, the Compensation Committee and Pearl Meyer considered many factors, focusing particularly on REITs with comparable revenues and enterprise values to Uniti and net-lease REITs that focus on unique market segments or niches and/or employ a similar business model to Uniti. Management assisted Pearl Meyer and the Compensation Committee in the process, providing additional REIT-industry insight. Applying these criteria, Pearl Meyer recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:

Peer Group for Evaluating Fiscal 2016 Executive Compensation

Alexandria Real Estate Equities, Inc.	National Retail Properties, Inc.
Digital Realty Trust Inc.	Omega Healthcare Investors Inc.
DuPont Fabros Technology, Inc.	Realty Income Corporation
EPR Properties	Retail Properties of America, Inc.
Gaming and Leisure Properties, Inc.	Spirit Realty Capital, Inc.
Lexington Realty Trust	W. P. Carey Inc.
Medical Properties Trust Inc.

              The Peer Group is identical to the peer group used for 2015, except that BioMed Realty Trust Inc. was removed because it was acquired by Blackstone Group L.P.

              To provide additional perspective, the Compensation Committee also reviews, with the assistance of Pearl Meyer, pay levels for comparable positions within the broader REIT industry, as reported in the NAREIT Compensation Survey. Peer Group compensation data and data for size-appropriate companies collected from the NAREIT survey were blended to create composite market values for each position (the "Market Data"). In determining appropriate pay opportunities for our NEOs, the Compensation Committee also considers a variety of other factors in addition to the Market Data, such as each executive's qualifications, responsibilities, past performance and expected future contributions.

              In designing our 2016 executive compensation program, the Compensation Committee reviewed each compensation element and aggregate target total direct compensation (the sum of base salary, target cash incentives and target long-term incentives) for Messrs. Gunderman, Wallace and Heard compared to similarly situated employees of companies in the Peer Group, targeting such compensation at or near the

50th percentile of the market data. For 2016, such executive officers' target total direct compensation was as follows:

Name	Target Total Direct Compensation
Kenneth A. Gunderman	$4,375,000
Mark A. Wallace	$1,381,250
Daniel L. Heard	$1,050,000

(1)
Mr. Mudry is excluded from this table because he joined the Company on August 31, 2016, in connection with Uniti's acquisition of Tower Cloud, Inc.

              Target total direct compensation set forth above for Messrs. Gunderman, Wallace and Heard approximated the market median of the composite market values prepared by Pearl Meyer on both an individual role basis as well as for the entire NEO group.

              Results of Stockholder Advisory Vote on Executive Compensation.     At the 2016 annual meeting of stockholders, we held our first annual "say-on-pay" vote pursuant to which stockholders were given the opportunity to approve the compensation of the Company's NEOs. Approximately 98% of votes cast on the proposal were in favor of our executive compensation. In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2016. The Compensation Committee plans to evaluate and consider the outcome of each annual advisory vote on executive compensation, in addition to various other factors, when making future compensation decisions.

Elements of 2016 Compensation

              The Company's executive compensation program consists of:

  •
  annual base salary;
  •
  annual performance incentive payments; and
  •
  equity-based compensation.

              Compensation Mix.     Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer's responsibility and ability to affect financial results of the Company increase, base salary will become a smaller component of total compensation and long-term, equity-based compensation will become a larger component of total compensation, further aligning the executive officer's interests with those of the Company and its stockholders. The following charts illustrate the mix of target total direct compensation for Mr. Gunderman, individually, and Messrs. Heard and Wallace, as a group, based on compensation opportunities provided in fiscal year 2016. Mr. Mudry is excluded from these charts because he joined the Company on August 31, 2016 in connection with Uniti's acquisition of Tower Cloud, Inc. In connection with his appointment, Mr. Mudry received a three-year, cliff-vested sign-on grant (for more detail see section below titled "Elements of 2016 Compensation—Equity-Based Compensation"), but he did not otherwise participate in our 2016 compensation program.

Target Pay Mix for Mr. Gunderman	Target Pay Mix for Other NEOs

              Variable pay represents 84% of target total direct compensation for Mr. Gunderman and 68% for Messrs. Wallace and Heard.

              Annual Base Salaries.     Base salaries for the NEOs were initially established in connection with their hiring based on the executive's position, responsibilities, personal expertise and experience, internal pay equity, and the Market Data. The Compensation Committee views base salary as the fixed compensation necessary to attract and retain qualified executives and to provide a reasonable base level of compensation for the executives' ongoing performance throughout the year. Annual base salaries are a key component of a NEO's total compensation as both short- and long-term incentive payments are calculated as a multiple of base salary. The executive officers' base salaries are subject to annual review and adjustment to ensure that a NEO's total compensation (as reported in the Summary Compensation Table) is at or near the 50th percentile of the Peer Group data. As an executive's responsibilities and ability to affect the financial results of the Company increase, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component, further aligning the executive's interests with those of our stockholders.

              The following table sets forth the base salaries for the NEOs for 2015 and 2016:

Name	2015 Base Salary	2016 Base Salary
Kenneth A. Gunderman	$700,000	$700,000
Mark A. Wallace	$400,000	$425,000
Daniel L. Heard	$350,000	$350,000
Ronald J. Mudry(1)	—	$350,000

(1)
Mr. Mudry's base salary was prorated from August 31, 2016, the date he joined Uniti in connection with the acquisition of Tower Cloud. His prorated salary is reflected in the Summary Compensation Table.

              The Compensation Committee approved a 6.25% increase to Mr. Wallace's base salary for 2016 to better align his target total compensation with the Market Data median. No base salary increases for 2016 were warranted for the other NEOs.

              Short-Term Incentives.     In February 2016, the Compensation Committee approved the Communications Sales & Leasing, Inc. 2016 Cash Incentive Plan (the "Short-Term Incentive Plan"). The Short-Term Incentive Plan permits the Compensation Committee to award and pay performance-based cash bonuses to our executive officers upon the attainment of certain performance goals. The Short-Term Incentive Plan is designed to reward and motivate the Company's executive officers to achieve performance goals that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the executive officers' interests with those of the Company's stockholders. While Mr. Mudry did not participate in the Short-Term Incentive Plan because he did not join Uniti until August 31, 2016, he did participate in the Tower Cloud 2016 Cash Incentive Plan that was in effect at the time of the acquisition, as further discussed below.

              The following table sets forth the target cash incentive opportunities for the NEOs under the Short-Term Incentive Plan:

	Target Cash Incentive(1)
Name	% of Base Salary	Amount
Kenneth A. Gunderman	150%	$1,050,000
Mark A. Wallace	100%	$425,000
Daniel L. Heard	100%	$350,000

(1)
The threshold and maximum incentive opportunities for each NEO under the Short-Term Incentive Plan are 50% and 150% of the target incentive opportunity, with linear interpolation between specified levels. No payout is earned under the Short-Term Incentive Plan for below-threshold performance.

              The Compensation Committee set the award opportunities for each NEO based on his contribution to Uniti and based on the Committee's desire, consistent with our compensation philosophy, to maintain the competitiveness of our total compensation package. Mr. Gunderman's award opportunities are greater than the other NEOs in light of his role and responsibility as CEO and his greater ability to affect financial results of the Company relative to the other NEOs.

              For 2016, awards under the Short-Term Incentive Plan were tied to three quantitative measures of Company financial performance: Stand Alone REIT Normalized AFFO, Consolidated Leverage, and Annualized Adjusted EBITDA Diversification. The Compensation Committee selected these financial measures because it believes they are each consistent with Uniti's overall strategy and are among the most important and closely followed measures of our performance by the investing community and our stockholders.

              Stand Alone Normalized AFFO represents adjusted funds from operation (AFFO) from our leasing and consumer CLEC segments, adjusted to exclude the impact of capital markets and merger and acquisition transactions and similar items. A reconciliation of Stand Alone REIT Normalized AFFO to net income from our leasing and consumer CLEC segments is included in Appendix A to this Proxy Statement. Consolidated Leverage represents the average of our monthly net debt (total debt less cash and cash equivalents at month's end) divided by Annualized Adjusted EBITDA (calculated consistent with our debt agreements). For purposes of the Short-Term Incentive Plan, Consolidated Leverage is calculated on a monthly basis and averaged for the year. Annualized Adjusted EBITDA Diversification (expressed as a percentage) is a comparison of Adjusted EBITDA from sources other than the Master Lease with Windstream for the fourth quarter of 2015 and the fourth quarter of 2016. Annualized Adjusted EBITDA Diversification is calculated on a pro forma basis to give effect to all transactions signed in 2016.

              The table below sets forth the performance goal levels, as well as actual results, for each performance measure:

Performance Measure	Weighting	Threshold	Target	Maximum	Actual Results
Stand Alone REIT Normalized AFFO	50%	$382M	$385M	$388M	$393M
Consolidated Leverage	25%	≤6.0x	≤5.8x	≤5.6x	5.6x
Annualized Adjusted EBITDA Diversification	25%	8%	10%	12%	9.3%
Payout Opportunity		50% of Target	100% of Target	150% of Target	133% of Target

              As reflected in the table above, the Company exceeded the maximum performance goal for Stand Alone REIT Normalized AFFO, achieved the maximum performance goal for Consolidated Leverage and finished between the threshold and target performance goals for Annualized Adjusted EBITDA Diversification. Based on such performance, the NEOs were eligible to receive, and the Compensation Committee awarded payouts to each of the NEOs equal to, 133% of their target cash incentives. The following table shows the actual payouts for under the Short-Term Incentive Plan:

NEO	Actual Payout
Kenneth A. Gunderman	$1,400,264
Mark A. Wallace	$566,773
Daniel L. Heard	$466,755

              Tower Cloud 2016 Cash Incentive Plan.     In connection with his appointment as an executive officer of Uniti, Mr. Mudry was eligible to receive a pro-rated cash bonus (based on the period from his date of appointment to December 31, 2016) determined in accordance with terms and conditions of the Tower Cloud 2016 Cash Incentive Plan maintained by Tower Cloud prior to the acquisition. The plan, which was adopted by Tower Cloud's board of directors in February 2016, set forth a variety of revenue, EBITDA, sales performance and network performance targets for Mr. Mudry in 2016. Mr. Mudry's maximum award opportunity under the plan was equal to 50% of his base salary (or $175,000 at December 31, 2016). Accordingly, Mr. Mudry's maximum pro-rated award opportunity was $58,333 (reflecting his service at Uniti during the final four months of 2016). Based on performance during 2016, Mr. Mudry earned a payment of $32,173 under the plan. The Compensation Committee adjusted the actual payout to Mr. Mudry upward to $50,000 based on his leadership of and significant contributions to Uniti Fiber since joining Uniti following the acquisition of Tower Cloud, including overseeing the integration of the Tower Cloud and PEG Bandwidth businesses. In 2017, Mr. Mudry will participate in Uniti's short-term incentive plan.

              Equity-Based Compensation.     The Uniti Group Inc. 2015 Equity Incentive Plan (the "Long-Term Incentive Plan") permits us to make grants of equity awards to our employees, including our executive officers. We make equity grants to our executive officers as part of our annual compensation program to align their long-term interests with that of our stockholders and to maintain the competitiveness of our total compensation package. It is the Compensation Committee's policy to review and grant all annual equity compensation awards to directors, executive officers, and all other eligible employees at its first regularly scheduled meeting of each year, which it expects to occur in February of each year, with each such grant based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date. During 2016, we granted time-based restricted stock and performance-based restricted stock units ("RSUs") to our executive officers. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash, when and solely to the extent that the underlying RSUs vest. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our executive officers as compared to stock options because the value of our stock, as is the case with other REITs, is principally determined by its dividend yield relative to market interest rates rather than by its potential for capital appreciation. Because the incentive value of stock options is tied to future appreciation in stock price and because the high dividend rate of REIT stocks tends to diminish the potential future appreciation in the price of such stocks, the Compensation Committee believes stock options may not provide appropriate incentives for management. The Compensation Committee also views restricted stock and performance-based RSUs as being more effective in managing equity plan dilution.

              During 2016, we made the following equity grants to Messrs. Gunderman, Wallace and Heard, of which (i) 50% was in the form of performance-based RSUs that are eligible for vesting in March 2019 if we meet specified relative total shareholder return ("TSR") performance goals, as further described below, and (ii) 50% was in the form of time-based restricted stock that vests in three equal installments on March 1 of each year, beginning on March 1, 2017.

Name	Target Value of Restricted Shares and RSUs ($)
Kenneth A. Gunderman	$2,626,000
Mark A. Wallace	$531,260
Daniel L. Heard	$350,000

              The actual amount of the performance-based RSUs that may be earned and become vested will be between 0% and 150% of the target amount, depending on our achievement of relative TSR over a three-year period from March 1, 2016 to March 1, 2019. In measuring our relative TSR, 50% will be weighted to our performance against the Peer Group, and 50% will be weighted to our performance against a select group of other publicly traded telecommunications companies (the "Telecom Peer Group"), in each case measured by percentile ranking. Specifically, the metrics for the three-year performance cycle ending March 1, 2019 are:

Performance Criteria	Weight	Below Threshold	Threshold	Target	Maximum
TSR position within the Peer Group	50%	<33rd percentile	33rd percentile	50th percentile	75th percentile
TSR position within the Telecom Peer Group(1)	50%	<33rd percentile	33rd percentile	50th percentile	75th percentile
Payout Opportunity		0% of Target	50% of Target	100% of Target	150% of Target

(1)
The Telecom Peer Group is comprised of the following companies: American Tower Corporation, ATN International, Inc., CenturyLink, Inc., Consolidated Communications Holdings, Crown Castle International Corp., Frontier Communication Corporation, Landmark Infrastructure Partners LP, Level 3 Communications, Inc., Lumos Network Corp., Outfront Media Inc., Windstream Holdings, Inc., and Zayo Group Holdings, Inc.

              Threshold, target and maximum performance result in the executive officers earning 50%, 100% or 150% of the target number of performance-based RSUs associated with each component, with linear interpolation between specified levels. No performance shares are earned for below-threshold performance, and payout is capped at 150% of target even if performance exceeds the maximum goal.

              In connection with his appointment and as part of the recruitment hiring process, we made an initial, one-time sign-on equity grant to Mr. Mudry valued at $500,000 in the form of restricted stock that will vest in full on August 31, 2019, subject to his continued employment. This grant was made to retain Mr. Mudry and to provide him with a meaningful initial equity stake in the business. As noted later in this CD&A, our NEOs are subject to robust stock ownership guidelines to reinforce a focus on long-term shareholder value creation.

              The number of time-based restricted shares and performance-based RSUs granted during 2016 were both based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date. Under SEC rules, for purposes of this Proxy Statement we are required to value these awards using different calculations in the compensation tables following this CD&A. For ease of reference, the table below reconciles the values of these awards from the amount reported in this CD&A to the amounts reported in the compensation tables.

Name	Award Amount (at target level)	Grant Date Fair Value (as reported in the Summary Compensation Table)
Kenneth A. Gunderman	$2,626,000	$3,011,148
Mark A. Wallace	$531,260	$609,181
Daniel L. Heard	$350,000	$401,335
Ronald J. Mudry	$500,000	$518,107

              While the Short-Term Incentive Plan is designed to incentivize our executive officers to achieve specific near-term financial and operational performance goals, the Long-Term Incentive Plan's incentive opportunity is designed to focus our executive officers on long-term performance by linking a substantial portion of an NEO's compensation to the long-term stability and success of our Company. The Compensation Committee believes that the equity awards granted in 2016 appropriately align the long-term interests of our executive officers with that of our stockholders. The Compensation Committee further believes that equity compensation is a critical tool in attracting and retaining qualified executives who we believe are integral to our success.

              Other Benefit Plans.     Similar to all of our employees, executive officers are entitled to receive health, welfare, life insurance and 401(k) retirement benefits from Uniti. The Company also maintains the Uniti Group Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan that offers participants the ability to defer compensation above the IRS qualified plan limits. Amounts deferred under the plan accrue interest at the lesser of the Company's weighted average cost of capital or the then current yield on the United States 10 year Treasury Note. As of December 31, 2016, the applicable rate under the plan was 2.45%. The Compensation Committee adopted such plan as part of its effort to provide a competitive total compensation package.

              In 2016, we did not provide any perquisites to our NEOs other than relocation benefits to Mr. Wallace as described below.

              Relocation Benefits.     We provide relocation assistance to our senior level employees, which may include our NEOs. In 2016, the Company provided Mr. Wallace relocation assistance for certain qualified relocation expenses. The amount of such benefit utilized by Mr. Wallace in 2016 is described in more detail in footnote 3 of the "Summary Compensation Table" on page 33.

              Severance and Change-in-Control Provisions.     We have entered into agreements with our executive officers that provide for severance benefits upon qualifying termination of employment, including enhanced severance if the termination occurs in connection with a change in control. These agreements are described below under "Agreements with our Named Executive Officers." We believe the arrangements are reasonable and were an important part of the recruitment and expected long-term retention of our executive management team.

              Clawback Policy.     We maintain a clawback policy (the "Clawback Policy") that may require an executive officer to repay or forfeit certain compensation in the event that our financial statements become subject to restatement and the Audit Committee determines (i) that fraud caused or significantly contributed to the need for the restatement, regardless of whether the executive officer engaged in such conduct, (ii) that the compensation was based on the achievement of financial results that were the subject of the restatement and would have been lower had the financial results been properly reported and (iii) that it is in the best interests of us and our stockholders for the executive officer to repay or forfeit the compensation. The Clawback Policy applies to annual or short-term incentive compensation, performance-based restricted stock, and other performance-based compensation, in each case granted or awarded during the three fiscal years preceding the restatement, and any other compensation as the Audit Committee of our Board of Directors may designate as subject to the Clawback Policy. We will periodically review our clawback policy and amend it as necessary to comply with any future mandates from the SEC.

Risk Considerations in our Overall Compensation Program

              The Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include robust stock ownership guidelines, the Clawback Policy, capped incentive award opportunities, a three-year vesting cycle for equity-based compensation and oversight by the Compensation Committee.

Stock Ownership Guidelines

              We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders' interests. We have adopted minimum stock ownership guidelines applicable to our directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of our common stock valued at $500,000. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Officer	Ownership Level
Chief Executive Officer	five times base salary
Other Officers	three times base salary

              Directors and executive officers have a transition period of five and four years, respectively, from their initial election (or from the first annual meeting of stockholders following their election) to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines require that each officer and director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director or officer. For the purposes of the guidelines, (i) shares of common stock owned by a stockholder of the Company having contractual director nomination rights will be included in the calculation of shares beneficially owned by any director that is designated for election by such stockholder and (ii) stock options and unvested shares or units of restricted stock are not considered to be owned.

              The table below sets forth the applicable ownership guideline amount for each of our directors and executive officers and the number of shares of common stock that each such officer or director is deemed to own under the guidelines as of March 10, 2017.

Name	Guideline Share Amount	Shares Owned
Jennifer S. Banner	20,947	11,393
Scott G. Bruce	—	—
Francis X. ("Skip") Frantz	20,947	152,854
Andrew Frey	—	10,000,000
Kenneth A. Gunderman	146,628	27,032
Daniel L. Heard	43,988	3,603
Ronald J. Mudry	—	14,367
David L. Solomon	20,947	11,195
Mark A. Wallace	53,414	5,479

              The applicable ownership guideline amount reflected in the table above for Ms. Banner and Messrs. Frantz, Gunderman, Heard, Solomon and Wallace are calculated in accordance with the stock ownership guidelines based upon the closing price on the date of the 2016 annual meeting of stockholders, $23.87. Ms. Banner and Messrs. Frantz and Solomon have until the 2021 annual meeting of stockholders, and Messrs. Gunderman, Heard and Wallace have until the 2020 annual meeting of stockholders, to meet the applicable ownership guidelines.

              Pursuant to the stock ownership guidelines, the applicable ownership guidelines for a newly appointed director or executive officer is determined at the first stockholder meeting following his or her appointment. Accordingly, the applicable ownership guidelines for Messrs. Bruce, Frey and Mudry will be decided at the Annual Meeting, and Messrs. Bruce and Frey will have until the 2022 annual meeting of stockholders, and Mr. Mudry until the 2021 annual meeting of stockholders, to meet the applicable ownership guidelines.

Compensation Committee Report
on Executive Compensation

              The Compensation Committee has reviewed the disclosures under the caption "Compensation Discussion & Analysis" contained in this Proxy Statement for the 2017 Annual Meeting of Stockholders and has discussed such disclosures with the management of Uniti. Based on such review and discussion, the Compensation Committee recommended to the Uniti Board of Directors that the "Compensation Discussion & Analysis" be included in Uniti's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Stockholders for filing with the SEC.

              The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

COMPENSATION COMMITTEE:
Jennifer S. Banner Francis X. ("Skip") Frantz David L. Solomon, Chair

Summary Compensation Table

              The following table shows the compensation awarded to, earned by or paid to Uniti's NEOs in fiscal year 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Kenneth A. Gunderman	2016	700,000	—		3,011,149	—	1,400,264	—	15,170	5,126,583
President and CEO	2015	578,872	—		4,740,420	—	1,050,000	—	1,571	6,370,863
Mark A. Wallace	2016	421,154	—		609,184	—	566,773	—	20,358	1,617,469
Executive Vice	2015	296,952	—		816,475	—	400,000	—	52,971	1,566,398
President—CFO and Treasurer
Daniel L. Heard	2016	350,000	—		401,336	—	466,755	—	10,278	1,228,369
Executive Vice	2015	259,814	—		632,106	—	350,000	—	8,860	1,250,780
President—General Counsel and Secretary
Ronald J. Mudry	2016	135,731	17,828	(4)	518,107	—	32,172	—	4,091	707,929
Executive Vice President—Fiber Operations

(1)
The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and performance-based restricted stock unit awards granted during 2016. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 10 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Additional information regarding the Long-Term Incentive Plan, including Mr. Mudry's sign-on grant, is discussed in further detail in the Compensation Discussion & Analysis under the heading "Elements of 2016 Compensation—Equity-Based Compensation."

The grant date fair values of performance-based restricted stock units (or PSUs) are based upon the probable levels of achievement of the performance goals related to those awards. The resulting number of PSUs that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measures tied to these awards. The grant date fair values of PSUs are reported in the table above at target payout, representing the probable outcome of performance conditions as calculated at the time of grant, which is less than the maximum possible payout. The table below shows the grant date fair values of the PSUs granted to each NEO during fiscal year 2016 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved.

Name	Grant Date Fair Value of PSUs (Probable Payout) ($)	Grant Date Fair Value of PSUs (Maximum Payout) ($)
Kenneth A. Gunderman	1,576,362	1,969,502
Mark A. Wallace	318,913	398,450
Daniel L. Heard	210,103	262,502
Ronald J. Mudry	—	—

(2)
The amounts reflect cash payments for 2016 pursuant to the Short-Term Incentive Plan for Messrs. Gunderman, Wallace and Heard and the Tower Cloud 2016 Cash Incentive Plan for Mr. Mudry. Additional information regarding the Short-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading "Elements of 2016 Compensation—Short-Term Incentives."

(3)
The amounts reflected in this column represent the sum of all other compensation received by the NEOs and are comprised of (i) company matching contributions under Uniti's 401(k) plan for Messrs. Gunderman, Wallace, Heard and Mudry of $14,000, $12,231, $9,198 and $4,091, respectively, (ii) imputed income for value over $50,000 of life insurance coverage provided by Uniti, and (iii) cell phone allowances. Also included in this column for Mr. Wallace is $6,482 in relocation and housing reimbursements in connection with Mr. Wallace's relocation to Little Rock, Arkansas, pursuant to the Company-provided relocation assistance package.

(4)
Represents discretionary increase of payout to Mr. Mudry under the Tower Cloud 2016 Cash Incentive Plan.

Grants of Plan-Based Awards

              The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Uniti during 2016 to the individuals named below.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)				Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth A.
Gunderman	2/29/16	525,000	1,050,000	1,575,000					—
	2/29/16							76,116	$1,434,787
	2/29/16				38,058	76,116	114,174		$1,576,362
Mark A.
Wallace	2/29/16	212,500	425,000	637,500					—
	2/29/16							15,399	$290,271
	2/29/16				7,700	15,399	23,099		$318,913
Daniel L.
Heard	2/29/16	175,000	350,000	525,000					—
	2/29/16							10,145	$191,233
	2/29/16				5,073	10,145	15,218		$210,103
Ronald J.
Mudry	8/31/16	—	—	—	—	—	—	16,606	$518,107

(1)
The amounts reported in these columns represent potential performance-based cash bonuses that Messrs. Gunderman, Wallace and Heard could have earned based upon the Company's achievement of certain quantitative performance criteria set forth in the Short-Term Incentive Plan. For further discussion regarding these quantitative metrics, see the information regarding the Short-Term Incentive Plan under the heading "Elements of 2016 Compensation—Short-Term Incentives." Based on the Company's 2016 performance, the Compensation Committee awarded payouts to Messrs. Gunderman, Wallace and Heard under the Short-Term Incentive Plan at 133% of their target cash payout level, which amounts are included in the "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table above. Mr. Mudry did not participate in the Short-Term Incentive Plan because he did not join Uniti until August 31, 2016.

(2)
The amounts reported in these columns represent potential share payouts with respect to PSU awards that were made in connection with the 2016 annual equity grant program under the Equity Incentive Plan. PSU awards will vest, if at all, at the end of the three-year performance period based on the Company's achievement of metrics related to relative TSR over a three-year period ending March 1, 2019. Threshold, target or maximum performance will result in the NEOs earning 50%, 100% or 150% of the target number of the PSUs, respectively.

(3)
The amounts reported in this column represent time-based restricted stock awards under the Equity Incentive Plan that, with respect to Messrs. Gunderman, Wallace and Heard, were made in connection with the 2016 annual equity grant program and, with respect to Mr. Mudry, represents the one-time, sign-on grant made in connection with his appointment. With respect to Messrs. Gunderman, Wallace and Heard, the reported restricted stock grants will vest in three equal installments on March 1 of each year, beginning on March 1, 2017, subject to continued employment at each vesting date. Mr. Mudry's restricted stock grant will vest in full on August 31, 2019, subject to his continued employment. Uniti did not grant options during 2016.

(4)
The amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and performance-based restricted stock unit awards granted during 2016 pursuant to the Long-Term Incentive Plan. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 10 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Additional information regarding the Long-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading "Elements of 2016 Compensation—Equity-Based Compensation."

Outstanding Equity Awards at Fiscal Year-End

              The following table shows information regarding outstanding awards held by the individuals named below as of December 31, 2016. All awards represent grants of restricted stock or units pursuant to the Long-Term Incentive Plan.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kenneth A. Gunderman	202,564	$5,147,151	47,720	(4)	$1,212,565
			114,174	(5)	$2,901,161
Mark A. Wallace	38,280	$972,695	7,226	(4)	$183,613
			23,099	(5)	$586,946
Daniel L. Heard	27,005	$686,197	6,324	(4)	$160,693
			15,218	(5)	$386,689
Ronald J. Mudry	16,606	$421,958	—		$—

(1)
Uniti has not granted stock options and therefore no options were outstanding at December 31, 2016.

(2)
The following table sets forth the vesting schedule of the shares reported in this column for each Named Executive Officer, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Kenneth A. Gunderman	Mark A. Wallace	Daniel L. Heard	Ronald J. Mudry
3/1/2017	25,372	5,133	3,382	—
3/31/2017	15,806	2,408	2,107	—
3/1/2018	25,372	5,133	3,382	—
3/31/2018	15,806	20,473	14,753	—
4/24/2018	94,836	—	—	—
3/1/2019	25,372	5,133	3,381	—
8/31/2019	—	—	—	16,606
(3)
This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock as reported on NASDAQ on December 30, 2016 (the last trading day of 2016), which was $25.41.

(4)
These amounts represent outstanding and unvested awards of PSUs (at target) granted in 2015 scheduled to vest, if at all, based on the Company's achievement of metrics related to relative TSR over a three-year period ending April 27, 2018. In measuring our relative TSR, 50% is weighted to our performance against the MSCI US REIT Index (measured in basis points), and 50% is weighted to our performance against our 2015 peer group (measured by percentile ranking).

(5)
These amounts represent outstanding and unvested awards of PSUs (at maximum) scheduled to vest, if at all, based on the Company's achievement of metrics related to relative TSR over a three-year period ending March 1, 2019. In measuring our relative TSR, 50% is weighted to our performance against the Peer Group, and 50% is weighted to our performance against the Telecom Peer Group, in each case measured by percentile ranking, as further discussed in the Compensation Discussion & Analysis under the heading "Elements of 2016 Compensation—Equity-Based Compensation."

Options Exercises and Stock Vested

              The following table sets forth certain information regarding the vesting of equity awards held by the individuals named below during 2016.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kenneth A. Gunderman	15,806	$351,684
Mark A. Wallace	2,409	$53,600
Daniel L. Heard	2,108	$46,903
Ronald J. Mudry	—	—

(1)
Uniti does not currently grant stock options and therefore had no option exercises by any NEO in 2016.

(2)
Shares vested on March 31, 2016. This column represents the value realized upon vesting calculated by multiplying $22.25, the closing price of our common stock on the vesting date, by the number of shares that vested.

Non-Qualified Deferred Compensation

	Executive Contributions in Last Fiscal Year ($)(1)	Uniti Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Kenneth A. Gunderman	70,000	—	1,715	—	93,850
Mark A. Wallace	—	—	—	—	—
Daniel L. Heard	35,000	—	858	—	46,629

(1)
Amounts included in this column are included in the "Salary" column of the Summary Compensation Table.

(2)
There were no "above-market earnings" for 2016 and therefore none of these amounts were included in the Summary Compensation Table.

              On August 10, 2015, the Compensation Committee adopted the Uniti Group Inc. Deferred Compensation Plan (the "Plan"). The Compensation Committee, as administrator of the Plan, has the right to alter, amend or terminate the Plan at any time in its discretion so long as the amendment or termination does not divest any accrued benefit that has already vested under the Plan. The Plan permits eligible employees, including the Company's Named Executive Officers, to defer payment of up to 75% of their base salary and 90% of their annual bonuses and other cash compensation. Company contributions may be made to the Plan in amounts and subject to conditions determined by the Compensation Committee. Each participant's account is credited annually with interest at a rate equal to the lesser of (i) the Company's Weighted Average Cost of Debt (as defined in the Plan) or (ii) the then current yield on the United States 10-year Treasury Note as quoted in The Wall Street Journal for the last business day of the previous calendar year. Unless otherwise determined by the Compensation Committee, a participant's interest in Company contributions will vest 100% after three years of service, or, if earlier, upon the employee's death or disability, upon a Change in Control (as defined in the Plan) or upon the Plan's termination. Each participant's elective deferrals will at all times be 100% vested. Each participant may elect to have his or her deferred amounts distributed at such time as the participant may specify, upon the participant's separation from service, upon a Change in Control or upon the participant's death or disability. In each case, the amount will be paid in a single lump-sum payment except where the Plan permits the participant to elect to receive such payment in annual installments not to exceed, in any case, five years.

Agreements with Our Named Executive Officers

Employment Agreement with Kenneth A. Gunderman

              Effective February 12, 2015, we entered into an Employment Agreement with Mr. Gunderman (the "Employment Agreement") pursuant to which he serves as our President and Chief Executive Officer and as a member of our Board of Directors. The original term of the Employment Agreement runs through December 31, 2018, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2018 unless either party gives the other at least 90 days' notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $700,000 per year (subject to periodic review and increase) and provides further that he is eligible to participate in any annual compensation plans as may be implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of the then base salary at the discretion of the Compensation Committee.

              Pursuant to the Employment Agreement, following the consummation of our spin-off from Windstream, we granted Mr. Gunderman a time-based restricted stock award with a grant date value of $2,625,000, which will vest in full on the third anniversary of the spin-off. Additionally, we granted Mr. Gunderman restricted stock with a grant date value of $2,625,000, which consisted of 50% performance-based restricted stock units and 50% time-based restricted stock vesting in three equal installments on March 31 of each year, beginning on March 31, 2016. Mr. Gunderman is further entitled to receive health, welfare and retirement benefits from Uniti.

              The Employment Agreement provides that, should Mr. Gunderman's employment be terminated during the term of the Employment Agreement by his death or disability, by the Company for "cause" (as defined in the Employment Agreement) or by Mr. Gunderman without "good reason" (as defined in the Employment Agreement), then we will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid.

              In the event we terminate Mr. Gunderman's employment during the term of the Employment Agreement without cause or Mr. Gunderman terminates his employment for good reason, then we will pay to Mr. Gunderman a lump-sum severance benefit equal to two times his annual base salary (in addition to any other amounts already due and owing).

              Additionally, if Mr. Gunderman is terminated without cause or he terminates his employment with Uniti for good reason, in each case within two years of a "change in control" of Uniti (as defined in the Employment Agreement), then we will pay to Mr. Gunderman, in a lump sum, the following amounts (in addition to any other amounts already due and owing): (i) a pro rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the higher of his annual target bonus in effect prior to the change in control or his target annual bonus in effect prior to his termination; and (iii) an amount equivalent to the cost of two years' health and dental insurance continuation. No severance payable following a change in control is subject to gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In any event, any severance payable to Mr. Gunderman will be subject to his execution of a release of claims, and the Employment Agreement also imposes one-year post termination noncompetition/nonsolicitation obligations.

Severance Agreements with Mark A. Wallace and Daniel L. Heard

              We entered into Severance Agreements with each of Mr. Wallace and Mr. Heard, the terms of which continue until the earliest of (i) prior to a change in control, the date of termination determined in accordance with the Severance Agreements or June 1, 2018, or (ii) after a change in control, the Company's performance of its obligations under the Severance Agreements if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after June 1, 2018.

              The Severance Agreements provide that should the executive officer's employment be terminated: (i) whether due to his death or disability, by the Company for cause, or by him with or without good reason, the Company must pay to the executive officer his base salary and any accrued vacation pay through the date of termination in a lump sum within 30 days, to the extent not already paid; or (ii) by the Company without cause and such termination does not occur at the same time or within two years following a change in control of the Company, the Company must pay, in lieu of any other post-termination benefits, (x) the executive officer's annual base salary and any accrued vacation pay through the date of termination in a lump sum within 30 days, to the extent not already paid, and (y) an amount no less than his annual base salary in effect on the date of termination in equal installments over a period of one year.

              Should the executive officer's employment be terminated by the Company without cause or by him with good reason and such termination occurs at the same time as or within two years following a change in control of the Company, the Company must pay to the executive officer the following:

  •
  his base salary and any accrued vacation pay through the date of termination;

  •
  any incentive compensation that has been awarded to him for the completed fiscal year or other completed measuring period prior to the date of termination but not yet paid to him;

  •
  an amount equal to the annual incentive target in effect prior to the payment trigger pro-rated through the date of termination, reduced by any amount paid or payable for the fiscal year during which the date of termination occurs;

  •
  an amount equal to two times the sum of: (x) the higher of (1) his annual base salary immediately prior to the change in control and (2) his annual base salary in effect immediately prior to the payment trigger and (y) the higher of (1) his annual incentive target in effect immediately prior to the change in control and (2) his annual incentive target in effect immediately prior to the payment trigger;

  •
  his health and dental insurance benefits for 24 months; and

  •
  certain outplacement services.

              The Company will pay or provide the foregoing in the manner set forth in the Severance Agreements. In the event that certain payments or benefits under the Severance Agreements would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the Severance Agreements.

              The Company is only obligated to pay or provide, or continue to pay and provide, benefits in the event of a payment trigger to the extent that the executive officer executes a waiver and release in the form set forth in the respective Severance Agreement and otherwise remains in compliance with certain covenants set forth therein. The Severance Agreements include one-year post-termination non-disclosure, non-compete and non-interference covenants.

Severance arrangement with Ronald J. Mudry

              The Company and Mr. Mudry entered into a severance arrangement in connection with his employment. Under the arrangement, if Mr. Mudry's employment is terminated by the Company without Cause (as defined in the Long-Term Incentive Plan) or by Mr. Mudry for Good Reason (as defined the Long-Term Incentive Plan), the Company must pay Mr. Mudry an amount no less than his annual base salary in effect on the date of termination in equal installments over a period of one year.

              As a condition to his employment, Mr. Mudry entered into a restrictive covenants agreement, which contains one-year post-termination non-disclosure, non-compete and non-interference covenants. The Company is only obligated to pay or provide, or continue to pay and provide, benefits in the event of such a termination to the extent that Mr. Mudry (i) executes a waiver and release in a form acceptable to the Company and otherwise remains in compliance with certain covenants set forth therein and (ii) remains in compliance with his restrictive covenants agreement.

Potential Payments upon Termination or Change in Control

              As discussed in the section above titled "Agreements with Our Named Executive Officers," the Company is required to pay or provide certain compensation and benefits to each of its NEOs in the event of certain terminations of employment or a change in control of the Company. In addition to such compensation and benefits, each NEO's outstanding equity awards are subject to accelerated vesting in the event the NEO is terminated. In the event that an NEO is terminated without Cause (as defined in the Long-Term Incentive Plan), terminates his employment for Good Reason (as defined in the Long-Term Incentive Plan) or experiences a Company-approved retirement (as determined in the sole discretion of the Compensation Committee), a pro-rated portion of unvested restricted stock held by the NEO would vest based on the date of termination. In addition, unvested PSUs held by the NEO would remain eligible to vest subject to achievement of the relevant performance criteria, subject to the Compensation Committee's ability to determine, in its sole discretion, whether the NEO would be entitled to the full number of shares to which the NEO would have been entitled had such termination not occurred or a pro-rated portion of such shares based on the NEO's date of termination. In the event that a NEO dies or becomes permanently disabled (as determined by the Compensation Committee) or is terminated without Cause or terminates his employment for Good Reason within two years of a Change in Control of

Uniti (as defined in the Long-Term Incentive Plan), all unvested restricted stock and PSUs will vest in full.

              The following tables describe estimated amounts of compensation and benefits that could be payable to each NEO upon certain terminations or a change in control. All amounts assume the NEOs terminated employment as of December 31, 2016. The actual amounts that would be paid to each NEO upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below are in addition to the benefits the NEOs would be entitled to receive upon termination of employment generally under the retirement plan described in the section above titled "Other Benefit Plans." This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Kenneth A. Gunderman

              The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Kenneth A. Gunderman, our President and Chief Executive Officer.

Type of Payment	Company- Approved Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability

Severance	$0	$1,400,000	$0	$0	$4,550,000	$0
Accelerated Vesting of Restricted Stock(1)	$2,136,453	$2,136,453	$0	$0	$5,147,151	$5,147,151
Accelerated Vesting of PSUs(1)	$1,359,766(2)	$1,359,766(2)	$0	$0	$3,522,226	$3,522,226
Healthcare continuation	$0	$0	$0	$0	$23,867	$0
Total	$3,496,219	$4,896,219	$0	$0	$13,243,244	$8,669,377

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016 (the last trading day of 2016), which was $25.41.

(2)
PSUs will remain eligible to vest subject to achievement of the relevant performance criteria, subject to the Compensation Committee's ability to determine, in its sole discretion, whether the NEO receives (i) the full number of shares to which the NEO would have been entitled had such termination not occurred, or (ii) a pro-rated portion of such shares based on the NEO's date of termination. This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2016. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company's common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.

Mark A. Wallace

              The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Mark A. Wallace, our Executive Vice President—Chief Financial Officer and Treasurer.

Type of Payment	Voluntary Termination with Good Reason or Company- Approved Retirement	Termination without Cause other than following a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability

Severance	$0	$425,000	$0	$0	$2,125,000	$0
Accelerated Vesting of Restricted Stock(1)	$408,694	$408,694	$0	$0	$972,695	$972,695
Accelerated Vesting of PSUs(1)	$235,975(2)	$235,975(2)	$0	$0	$641,065	$641,065
Outplacement Services	$0	$0	$0	$0	$25,000	$0
Healthcare continuation	$0	$0	$0	$0	$23,867	$0
Total	$644,669	$1,069,669	$0	$0	$3,787,627	$1,613,760

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016 (the last trading day of 2016), which was $25.41.

(2)
PSUs will remain eligible to vest subject to achievement of the relevant performance criteria, subject to the Compensation Committee's ability to determine, in its sole discretion, whether the NEO receives (i) the full number of shares to which the NEO would have been entitled had such termination not occurred, or (ii) a pro-rated portion of such shares based on the NEO's date of termination. This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2016. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company's common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.

Daniel L. Heard

              The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Daniel L. Heard, our Executive Vice President—General Counsel and Secretary.

Type of Payment	Voluntary Termination with Good Reason or Company- Approved Retirement	Termination without Cause other than following a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability

Severance	$0	$350,000	$0	$0	$1,750,000	$0
Accelerated Vesting of Restricted Stock(1)	$288,910	$288,910	$0	$0	$686,197	$686,197
Accelerated Vesting of PSUs(1)	$180,650(2)	$180,650(2)	$0	$0	$468,386	$468,386
Outplacement Services	$0	$0	$0	$0	$25,000	$0
Healthcare continuation	$0	$0	$0	$0	$19,378	$0
Total	$469,560	$819,560	$0	$0	$2,948,961	$1,154,583

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016 (the last trading day of 2016), which was $25.41.

(2)
PSUs will remain eligible to vest subject to achievement of the relevant performance criteria, subject to the Compensation Committee's ability to determine, in its sole discretion, whether the NEO receives (i) the full number of shares to which the NEO would have been entitled had such termination not occurred, or (ii) a pro-rated portion of such shares based on the NEO's date of termination. This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2016. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company's common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.

Ronald J. Mudry

              The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Ronald J. Mudry, our Executive Vice President—Fiber Operations.

Type of Payment	Company- Approved Retirement	Voluntary Termination with Good Reason or Termination without Cause other than following a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability

Severance	$0	$350,000	$0	$0	$350,000	$0
Accelerated Vesting of Restricted Stock(1)	$47,013	$47,013	$0	$0	$421,958	$421,958
Total	$47,013	$397,013	$0	$0	$771,958	$421,958

(1)
The value of the accelerated vesting of restricted stock is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016 (the last trading day of 2016), which was $25.41.

PROPOSAL NO. 2

Advisory Vote to Approve Compensation of the Company's Named Executive Officers

              In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company's NEOs identified in the section titled "Executive Compensation" set forth above in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our NEOs' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

    "RESOLVED, that the Company's stockholders hereby approve the compensation of the Company's NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosures."

              Details concerning how we implement our compensation philosophy and structure our compensation programs to meet the objectives of our compensation program are provided in the section titled "Compensation Discussion & Analysis" set forth above in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

              This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this important matter.

              At the 2016 annual meeting of stockholders, stockholders were asked to recommend, on an advisory non-binding basis, the frequency at which stockholder advisory votes to approve the compensation of our NEOs (like this Proposal No. 2) should be held. Consistent with the recommendation of the Board, approximately 98% of votes cast at the 2016 annual meeting of stockholders were cast in favor of holding annual advisory votes on executive compensation. Accordingly, the Company has determined to hold such votes on an annual basis, and the next advisory vote to approve the compensation of the Company's NEOs will be held at the 2018 annual meeting of stockholders.

PROPOSAL NO. 3

Ratification of Selection of Independent Registered Public Accounting Firm

              The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") to serve as Uniti's independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholders are being asked to ratify the selection of PwC at the Annual Meeting. PwC has served as Uniti's independent registered public accountant in connection with the audit of the Company's financial statements since its inception as a public company. Information regarding PwC's fees for 2016 and 2015 is provided below. Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

              If the stockholders fail to ratify the appointment of PwC as Uniti's independent registered public accountant, the Board of Directors will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Uniti and its stockholders.

              Accounting Fees and Services.    Aggregate fees paid to PwC for professional services rendered during the years ended December 31, 2016 and December 31, 2015 were:

	2016	2015
Audit Fees (a)	$1,163,000	$751,543
Audit-Related Fees (b)	837,970	—
Tax Fees	—	—
All Other Fees (c)	3,600	3,600

Total	$2,004,570	$755,143

(a)
Audit fees include fees for the annual audit and quarterly reviews of the consolidated financial statements as well as consents in respect to SEC filings.

(b)
Audited-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the registrant's financial statements, and accounting and financial reporting consultations.

(c)
All other fees are comprised of fees for licensing PwC's web-based accounting research software program.

              The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2015 and 2016, all of the above services were pre-approved by the Audit Committee in accordance with this pre-approval policy and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

              Stockholders who intend to present proposals at the 2018 annual meeting of stockholders (the "2018 Annual Meeting"), and who wish to have those proposals included in Uniti's proxy statement for the 2018 Annual Meeting, must ensure that those proposals are received at Uniti's principal executive offices located at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211, Attention: Daniel L. Heard, Executive Vice President – General Counsel and Secretary, no later than November 30, 2017. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2018 Annual Meeting.

              In addition, under Uniti's bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2018 Annual Meeting, and who do not intend to have such proposal included in Uniti's proxy statement for the 2018 Annual Meeting, must ensure that notice of any such proposal is received by Uniti's Secretary, Daniel L. Heard, at the address set forth above no earlier than October 31, 2017 and not later than 5:00 p.m., Central time, on November 30, 2017. The stockholder notice must comply with the information requirements set forth in Uniti's bylaws.

Stockholder Communications with the Board of Directors

              Stockholders and other interested parties may contact the Board of Directors, a Board Committee, a particular group of directors (e.g., our independent directors), or individual members of the board, including our Chairman, by mail addressed to the named individual, the committee, the group or the Board as a whole c/o Daniel L. Heard, Executive Vice President – General Counsel and Secretary, at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder's instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

Relationships and Certain Related Transactions

Our Relationship with Windstream

              On April 24, 2015, Uniti was separated and spun-off from Windstream and, in connection therewith, Windstream contributed certain telecommunications network assets, including certain of its fiber and copper networks, to Uniti. The current Chief Financial Officer of Windstream (Bob Gunderman) is the brother of our President and Chief Executive Officer (Kenneth Gunderman).

              In connection with the spin-off and while we were still controlled by Windstream, Uniti entered into a long-term triple-net master lease with Windstream to lease back the telecommunications network assets now owned by Uniti. Under the terms of the master lease, Windstream has the exclusive right to use the telecommunications network assets for an initial term of 15 years with up to four, five-year renewal options. During 2016, Uniti collected approximately $653.5 million in rent under the lease.

              On May 12, 2016, Uniti acquired from Windstream 32 wireless towers and operating rights for 49 wireless towers previously conveyed to Uniti in the spin-off for a purchase price of approximately $3 million. Wireless carriers leasing access to these towers became customers of Uniti in the transaction.

Procedures for Approval of Related Party Transactions

              Our Board of Directors adopted a written policy regarding the review and approval of any related party transaction required to be disclosed under SEC rules. The Audit Committee of the Board of Directors is responsible for the review and approval of transactions covered by the policy. As provided in the policy and the Audit Committee's charter, no related party transaction will be approved unless it is (a) deemed commercially reasonable, fair and in, or not inconsistent with, the best interest of Uniti; and (b) determined to have terms comparable to those that could be obtained in an arm's-length transaction with an unrelated third party. The tower transaction with Windstream discussed above was approved in accordance with this policy.

              Except as noted above, there were no commercial transactions between related parties and Uniti that required disclosure in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Exchange Act requires Uniti's directors and executive officers, and persons who own more than 10% of Uniti's common stock, to file reports of ownership and changes in ownership with the SEC. The Company currently knows of no person who owns 10% or more of our common stock.

              Based solely upon a review of copies of reports furnished to us and written representations from our directors and executive officers that no other reports were required with respect to the year ended December 31, 2016, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were met during the last fiscal year.

Annual Report/Householding

              Some banks, brokers and other nominee record stockholders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple stockholders at a shared address. Additional copies of this Proxy Statement and our Annual Report on Form 10-K are available upon request by contacting Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. Any stockholder who wants to receive separate copies of our proxy statement and annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record stockholder.

              If you would like to receive an extra copy of the Annual Report or this Proxy Statement, we will send a copy to you by mail upon request to Uniti Investor Relations, 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211 or

by calling (501) 850-0820. Each document is also available in digital form for download or review in the "Investors—SEC Filings—Annual Reports" section of our website at www.uniti.com.

Other Matters

              The management and the Board of Directors of Uniti do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Discretionary authority to vote on other matters is included in the proxy.

              Uniti will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of Uniti, personally or by telephone or electronic means. In the event the management of Uniti deems it advisable, Uniti may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies.

              The material referred to in this Proxy Statement under the caption "Audit Committee Report" and the "Compensation Committee Report on Executive Compensation" shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

By Order of the Board of Directors,

Daniel L. Heard Executive Vice President – General Counsel and Secretary

Little Rock, Arkansas
March 30, 2017

Appendix A

RECONCILIATION OF STAND ALONE REIT NORMALIZED AFFO

(Thousands)	Year Ended December 31, 2016
Stand Alone REIT Net income attributable to common shareholders	$17,211
Real estate depreciation and amortization	343,941
Participating securities' share in earnings	1,560
Participating securities' share in FFO	(1,561)

Stand Alone REIT FFO applicable to common shareholders	361,151
Transaction related costs	31,564

Stand Alone REIT NFFO applicable to common shareholders	392,715
Amortization of deferred financing costs	7,823
Amortization of debt discount	8,179
Stock-based compensation	4,178
Non-real estate depreciation and amortization	3,258
Straight-line revenue	(17,288)
Other non-cash (revenue) expense, net	(5,667)

Stand Alone REIT Normalized AFFO applicable to common shareholders	$393,198

VOTE BY INTERNET Before the Meeting – Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. UNITI GROUP INC. 10802 EXECUTIVE CENTER DRIVE BENTON BUILDING, SUITE 300 LITTLE ROCK, ARKANSAS 72211 During the Meeting – Go to www.virtualshareholdermeeting.com/UNIT2017 You may attend the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call, and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the company’s costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E21825-P90877 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UNITI GROUP INC. The Board of Directors recommends that you vote “FOR” each of the nominees listed in Item 1. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Jennifer S. Banner 1b. Scott G. Bruce For Against Abstain The Board of Directors recommends that you vote “FOR” Item 3. 1c. Francis X. ("Skip") Frantz ! ! ! 1d. Andrew Frey 3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the year ending December 31, 2017. 1e. Kenneth A. Gunderman 1f. David L. Solomon The Board of Directors recommends that you vote “FOR” Item 2. For Against Abstain NOTE: In their discretion, such other matters that may properly come before the meeting or any adjournment or adjournments thereof. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” each of the nominees listed in Item 1, “FOR” Item 2, and “FOR” Item 3. If any other matters properly come before the meeting or any adjournment of the meeting, the person(s) named in this proxy will vote in their discretion. ! ! ! 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E21826-P90877 Uniti Group Inc. – Proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 2017. The undersigned stockholder(s) of Uniti Group Inc., a Maryland corporation, hereby appoint(s) Daniel L. Heard and Mark A. Wallace, and each or either of them, as proxies, with the power to appoint their substitutes, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2017 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/UNIT2017 on Thursday, May 11, 2017 at 8:00 a.m., Eastern time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which is hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2017 Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, “FOR” ITEM 2, AND “FOR” ITEM 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.2 Address Changes/Comments: